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EXHIBIT 3(i)

RESTATED CERTIFICATE OF INCORPORATION
OF
THE DOW CHEMICAL COMPANY

Article I
NAME

    The name of the corporation (which is hereinafter referred to as the "Company") is The Dow Chemical Company.

Article II
ADDRESS OF REGISTERED OFFICE; NAME OF REGISTERED AGENT

    The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

Article III
PURPOSE AND POWERS

    The purpose of the Company is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of Delaware. It shall have all powers that may now or hereafter be lawful for a corporation to exercise under the General Corporation Law of Delaware.

Article IV
CAPITAL STOCK

    Section 4.1  Total Number of Shares of Stock.  The total number of shares of stock of all classes that the Company shall have authority to issue is seven hundred fifty million shares. The authorized capital stock is divided into two hundred fifty million shares of Preferred Stock of the par value of one dollar each (hereinafter the "Preferred Stock") and five hundred million shares of Common Stock of the par value of two dollars and fifty cents each (hereinafter the "Common Stock").

    Section 4.2  Preferred Stock.

  (a)
  The two hundred fifty million shares of Preferred Stock of the Company may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in the resolution or resolutions providing for the issue of such series, adopted by the Board of Directors as hereinafter provided.

  (b)
  Authority is hereby expressly granted to the Board of Directors of the Company, subject to the provisions of this Article IV and to the limitations prescribed by the General Corporation Law of Delaware, to authorize the issue of one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions providing for the issue of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

    (i)
    The designation of such series;

    (ii)
    The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or any other series of any class of stock of the Company, and whether such dividends shall be cumulative or non-cumulative;

    (iii)
    Whether the shares of such series shall be subject to redemption by the Company and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

    (iv)
    The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

    (v)
    Whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of any stock or any other series of any class of stock of the Company, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

    (vi)
    The extent, if any, to which the holders of shares of such series shall be entitled to vote with respect to the election of directors or otherwise;

    (vii)
    The restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

    (viii)
    The rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Company.

    Section 4.3  Common Stock.  The five hundred million shares of Common Stock of the Company shall be of one and the same class. Subject to all of the rights of the Preferred Stock provided for by resolution or resolutions of the Board of Directors pursuant to this Article IV or by the General Corporation Law of Delaware, the holders of Common Stock shall have full voting powers on all matters requiring stockholder action, each share of such Common Stock being entitled to one vote and having equal rights of participation in the dividends and assets of the Company.

Article V
BOARD OF DIRECTORS

    Section 5.1.  Power of the Board of Directors.  The business and affairs of the Company shall be managed by or under the direction of its Board of Directors. In furtherance, and not in limitation, of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to:

  (a)
  Amend, alter, change, adopt or repeal the Bylaws of the Company; provided, however, that no Bylaws hereafter adopted shall invalidate any prior act of the directors that would have been valid if such Bylaws had not been adopted;

  (b)
  Determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the business and affairs of the Company, including the power to designate and empower committees of the Board of Directors, to elect, appoint and empower the officers and other agents of the Company, and to determine the time and place of, and the notice requirements for Board meetings, as well as quorum and voting requirements for, and the manner of taking Board action; and

  (c)
  Exercise all such powers and do all such acts as may be exercised by the Company, subject to the provisions of the laws of the State of Delaware, this Certificate of Incorporation, and any Bylaws of the Company.

    Section 5.2  Number of Directors.  The number of directors constituting the entire Board of Directors shall be not less than six nor more than twenty-one, as authorized from time to time exclusively by a vote of a majority of the entire Board of Directors. As used in this Certificate of Incorporation, the term "entire Board of Directors" means the total authorized number of directors that the Company would have if there were no vacancies.

    Section 5.3.  Classified Board.  At the 1986 Annual Meeting of Stockholders, the directors shall be divided into three classes, with respect to the time that they severally hold office, as nearly equal in number as possible, with the initial term of office of the first class of directors to expire at the 1987 Annual Meeting of Stockholders, the initial term of office of the second class of directors to expire at the 1988 Annual Meeting of Stockholders and the initial term of office of the third class of directors to expire at the 1989 Annual Meeting of Stockholders. Commencing with the 1987 Annual Meeting of Stockholders, directors elected to succeed those directors whose terms have thereupon expired shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election, and upon the election and qualification of their successors. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain, if possible, the equality of the number of directors in each class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. If such equality is not possible, the increase or decrease shall be apportioned among the classes in such a way that the difference in the number of directors in any two classes shall not exceed one.

    Section 5.4  Vacancies.  Any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors may be filled only by the Board of Directors, acting by a majority of the remaining directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors have been chosen and until their successors are elected and qualified.

    Section 5.5  Removal of Directors.  Any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the shares of capital stock of the Company then entitled to vote generally in the election of directors, voting together as a single class.

Article VI
INDEMNIFICATION; LIMITATION OF LIABILITY

    Section 6.1  Indemnification.  Directors, officers, employees and agents of the Company may be indemnified by the Company to such extent as is permitted by the laws of the State of Delaware and as the Bylaws may from time to time provide.

    Section 6.2  Limitation of Liability of Directors.  A Director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director to the fullest extent permitted by the General Corporation Law of Delaware as the same now exists or hereafter may be amended.

Article VII
BUSINESS COMBINATION TRANSACTIONS

    Section 7.1.  Higher Vote Required for Certain Business Combinations.  In addition to any affirmative vote required by the General Corporation Law of Delaware and except as otherwise expressly provided in Section 7.3 of this Article VII, any Business Combination Transaction (as defined in Section 7.2(c) below) shall require the affirmative vote of the holders of at least 80% of the voting power of all of the shares of capital stock of the Company then entitled to vote generally in the election of directors, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

    Section 7.2.  Certain Definitions.  For purposes of this Article VII:

  (a)
  "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on December 31, 1985.

  (b)
  "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on December 31, 1985.

  (c)
  "Business Combination Transaction" shall mean:

  (i)
  any merger or consolidation of the Company or any Subsidiary with (A) an Interested Stockholder or (B) any other Person (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; or

  (ii)
  any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder of any assets of the Company or any Subsidiary constituting not less than 5% of the total assets of the Company as reported I n the consolidated balance sheet of the Company as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

  (iii)
  the issuance or transfer by the Company or any Subsidiary (in one transaction or a series of transactions) of any securities of the Company or any Subsidiary to, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) constituting not less than 5% of the total assets of the Company as reported in the consolidated balance sheet of the Company as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

  (iv)
  the adoption of any plan or proposal for the liquidation or dissolution of the Company, or any spin-off or split-up of any kind of the Company or any Subsidiary, proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder; or

  (v)
  any reclassification of securities (including any reverse stock split), or recapitalization of the Company, or any merger or consolidation of the Company with any Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of (A) any class of equity securities of the Company or any Subsidiary or (B) any class of securities of the Company or any Subsidiary convertible into equity securities of the Company or any Subsidiary, represented by securities of such class which are directly or indirectly owned by an Interested Stockholder and all of its Affiliates and Associates.

  (d)
  "Continuing Director" means (i) any member of the Board of Directors of the Company who (A) is neither the Interested Stockholder involved in the Business Combination Transaction as to which a vote of Continuing Directors is provided hereunder, nor an Affiliate, Associate, employee, agent, or nominee of such Interested Stockholder, or the relative of any of the foregoing, and (B) was a member of the Board of Directors of the Company prior to the time that such Interested Stockholder became an Interested Stockholder, and (ii) any successor of a Continuing Director described in clause (i) who is recommended or elected to succeed a Continuing Director by the affirmative vote of a majority of Continuing Directors then on the Board of Directors of the Company.

  (e)
  "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not reported on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar interdealer quotation system then in use, or, if no such quotation is available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.

  (f)
  "Interested Stockholder" shall mean any Person (other than the Company or any Subsidiary, any employee benefit plan maintained by the Company or any Subsidiary or any trustee or fiduciary with respect to any such plan when acting in such capacity) who or which:

  (i)
  is, or was at any time within the two-year period immediately prior to the date in question, the Beneficial Owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock of the Company; or

  (ii)
  is an Affiliate of the Company and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of 10% or more of the voting power of the outstanding Voting Stock of the Company; or

  (iii)
  is an assignee of, or has otherwise succeeded to, any shares of Voting Stock of the Company of which an Interested Stockholder was the Beneficial Owner, directly or indirectly, at any time within the two-year period immediately prior to the date in question, if such assignment or succession shall have occurred in the course of a transaction, or series of transactions, not involving a public offering within the meaning of the Securities Act of 1933, as amended.

    For the purpose of determining whether a Person is an Interested Stockholder, the outstanding Voting Stock of the Company shall include unissued shares of Voting Stock of the Company of which the Interested Stockholder is the Beneficial Owner but shall not include any other shares of Voting Stock of the Company which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise, to any Person who is not the Interested Stockholder.

  (g)
  A "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person pursuant to Section 14(d)(2) of the Exchange Act.

  (h)
  "Subsidiary" means any corporation of which the Company owns, directly or indirectly, (i) a majority of the outstanding shares of equity securities of such corporation, or (ii) shares having a majority of the voting power represented by all of the outstanding Voting Stock of such corporation. For the purpose of determining whether a corporation is a Subsidiary, the outstanding Voting Stock and shares of equity securities thereof shall include unissued shares of which the Company is the Beneficial Owner but, except for the purposes of Section 7.2(f), shall not include any other shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, warrants or options, or otherwise, to any Person who is not the Company.

  (i)
  "Voting Stock" shall mean outstanding shares of capital stock of the relevant corporation entitled to vote generally in the election of directors.

    Section 7.3.  When Higher Vote Is Not Required.  The provisions of Section 7.1 of this Article VII shall not be applicable to any particular Business Combination Transaction, and such Business Combination Transaction shall require only such affirmative vote of the stockholders, if any, as is required by the General Corporation Law of Delaware, if the conditions specified in either of the following paragraphs (a) and (b) are met:

  (a)
  Approval by Continuing Directors. The Business Combination Transaction shall have been approved by the affirmative vote of a majority of the Continuing Directors, even if the Continuing Directors do not constitute a quorum of the entire Board of Directors.

  (b)
  Form of Consideration, Price and Procedure Requirements. All of the following conditions shall have been met:

  (i)
  with respect to each share of each class of outstanding Voting Stock of the Company (including Common Stock), the holder thereof shall be entitled to receive on or before the date of the consummation of the Business Combination Transaction (the "Consummation Date"), cash and consideration, in the form specified in Section 7.3 (b) (ii) hereof, with an aggregate Fair Market Value as of the Consummation Date at least equal to the highest of the following:

  (A)
  the highest per share price (including brokerage commissions, transfer taxes and soliciting dealer's fees) paid by the Interested Stockholder to which the Business Combination Transaction relates, or by any Affiliate or Associate of such Interested Stockholder, for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination Transaction (the "Announcement Date") or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

  (B)
  the Fair Market Value per share of such class of Voting Stock of the Company on the Announcement Date; and

  (C)
  the highest preferential amount per share, if any, to which the holders of shares of such class of Voting Stock of the Company are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company.

  (ii)
  the consideration to be received by holders of a particular class of outstanding Voting Stock of the Company (including Common Stock) as described in Section 7.3(b)(i) hereof shall be in cash or, if the consideration previously paid by or on behalf of the Interested Stockholder in connection with its acquisition of beneficial ownership of shares of such class of Voting Stock consisted, in whole or in part, of consideration other than cash, then in the same form as such consideration. If such payment for shares of any class of Voting Stock of the Company has been made in varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the beneficial ownership of the largest number of shares of such class of Voting Stock previously acquired by the Interested Stockholder.

    (iii)
    after such Interested Stockholder has become an Interested Stockholder and prior to the Consummation Date: (A) there shall have been no failure to declare and pay at the regular date therefor any full dividends (whether or not cumulative) on the outstanding Preferred Stock of the Company, if any, except as approved by the affirmative vote of a majority of the Continuing Directors; (B) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock of the Company (except as necessary to reflect any subdivision of the Common Stock), except as approved by the affirmative vote of a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by the affirmative vote of a majority of the Continuing Directors; and (C) such Interested Stockholder shall not have become the Beneficial Owner of any additional shares of Voting Stock of the Company except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

    (iv)
    after such Interested Stockholder has become an Interested Stockholder, neither such Interested Stockholder nor any Affiliate or Associate thereof shall have received the benefit, directly or indirectly (except proportionately as a stockholder of the Company), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Company.

    (v)
    a proxy or information statement describing the proposed Business Combination Transaction and complying with the requirements of the Exchange Act and the General Rules and Regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to the stockholders of the Company at least 30 days prior to the Consummation Date (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions thereof).

    Section 7.4.  Powers of Continuing Directors.  A majority of the Continuing Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article VII, including, without limitation, (a) whether a Person is an Interested Stockholder, (b) the number of shares of Voting Stock of the Company beneficially owned by any Person, (c) whether a Person is an Affiliate or Associate of another, (d) whether the requirements of Section 7.3 (b) have been met with respect to any Business Combination Transaction, and (e) whether the assets which are the subject of any Business Combination Transaction have, or the consideration to be received for the issuance or transfer of securities by the Company or any Subsidiary in any Business Combination Transaction constitutes not less than 5% of the total assets of the Company as reported in the consolidated balance sheet of the Company as of the end of the most recent quarter with respect to which such balance sheet has been prepared. The good faith determination of a majority of the Continuing Directors on such matters shall be conclusive and binding for all the purposes of this Article VII.

    Section 7.5.  No Effect on Fiduciary Obligations.

  (a)
  Nothing contained in this Article VII shall be construed to relieve the members of the Board of Directors or an Interested Stockholder from any fiduciary obligation imposed by law.

  (b)
  The fact that any Business Combination Transaction complies with the provisions of Section 7.3 of this Article VII shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination Transaction or recommend its adoption or approval to the stockholders of the Company, nor shall such compliance limit, prohibit or otherwise restrict in any manner the

    Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination Transactions.

Article VIII
MEETINGS OF STOCKHOLDERS

    Any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and ma, not be effected by any consent in writing by such stockholders. Except as otherwise provided for in the Bylaws, special meetings of stockholders of the Company may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors, either upon motion of a director or upon written request by the holders of at least 50% of the voting power of all the shares of capital stock of the Company then entitled to vote generally in the election of directors, voting together as a single class.

Article IX
AMENDMENT OF BYLAWS

    In addition to any requirements of the General Corporation Law of Delaware (and notwithstanding the fact that a lesser percentage may be specified by the General Corporation Law of Delaware), the affirmative vote of the holders of at least 80% of the voting power of all of the shares of capital stock of the Company then entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Company to amend, alter, change, adopt or repeal any Bylaws of the Company, unless such amendment, alteration, change, adoption or repeal of the Bylaws is determined to be advisable by the Board of Directors by the affirmative vote of (a) two-thirds of the entire Board of Directors and (b) a majority of the Continuing Directors (as defined in Article V11).

Article X
AMENDMENT OF CERTIFICATE OF INCORPORATION

    The Company hereby reserves the right to amend, alter, change or repeal any provision contained in this Certificate of incorporation in the manner now or hereafter prescribed by the General Corporation Law of Delaware and all rights conferred on stockholders therein granted are subject to this reservation; provided, however, that, notwithstanding the fact that a lesser percentage may be specified by the General Corporation Law of Delaware, the affirmative vote of the holders of at least 80% of the voting power of all of the shares of capital stock of the Company then entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision or provisions inconsistent with, any provision of Article IV, V, VI, VII, VIII, IX or X hereof, unless such amendment, alteration, change, repeal or adoption of any inconsistent provision or provisions is declared advisable by the Board of Directors by the affirmative vote of (a) two-thirds of the entire Board of Directors and (b) a majority of the Continuing Directors (as defined in Article VII).

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RESTATED CERTIFICATE OF INCORPORATION OF THE DOW CHEMICAL COMPANY
Article I NAME
Article II ADDRESS OF REGISTERED OFFICE; NAME OF REGISTERED AGENT
Article III PURPOSE AND POWERS
Article IV CAPITAL STOCK
Article V BOARD OF DIRECTORS
Article VI INDEMNIFICATION; LIMITATION OF LIABILITY
Article VII BUSINESS COMBINATION TRANSACTIONS
Article VIII MEETINGS OF STOCKHOLDERS
Article IX AMENDMENT OF BYLAWS
Article X AMENDMENT OF CERTIFICATE OF INCORPORATION